                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                                Spatialight, Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                    805691102
                                 (CUSIP Number)
                            -------------------------

                              Steven Francis Tripp
                            2021 Brook Highland Ridge
                            Birmingham, Alabama 35242
                                 (205) 991-3375
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)
                            -------------------------

                                    Copy to:

                            M. Williams Goodwyn, Jr.
                         Bradley Arant Rose & White LLP
                           2001 Park Place, Suite 1400
                         Birmingham, Alabama 35203-2736
                            -------------------------

                                November 5, 1999
             (Date of Event Which Requires Filing of This Statement)


If this filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Ronald A. Weyers

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]


----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           178,571
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             178,571

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         178,571

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.39%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Jeffrey J. Weyers

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------

 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           178,571
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             178,571

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         178,571

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.39%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Robert J. Weyers

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------

 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           178,571
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             178,571

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         178,571

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.39%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Matthew A. King

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]


----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           53,571
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             53,571

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         53,571

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                    [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.42%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

-------- --------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Robert O. Rolfe

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           142,856
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             142,856

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         142,856

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.11%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         John W. Eakin

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           35,714
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             35,714

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         35,714

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.28%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bryan B. Starr, Sr.

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           35,714
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             35,714

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         35,714

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.28%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Bryan B. Starr, Jr.

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           35,714
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             35,714

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         35,714

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.28%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Robert E. Woods

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           71,428
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             71,428

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         71,428

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.56%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Marcia K. Tripp

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]


----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           285,713
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             285,713

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         285,713

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.23%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Lisa Marie Tripp Trust

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]


----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Alabama

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           71,428
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             71,428

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         71,428

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.56%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         OO

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Wayne Patrick Tripp Trust

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]


----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Alabama

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           71,428
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             71,428

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         71,428

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.56%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         OO

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Steven Francis Tripp

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           142,857
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             142,857

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         142,857

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.11%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         FBO Jimmie H. Harvey, M.D. Birmingham Hematology & Oncology Associates, SLB Flex Prototype P/S Plan DTD 10-17-85

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                   [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Alabama

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           178,571
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             178,571

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         178,571

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.39%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         EP

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Jimmie H. Harvey, M.D.

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]
----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]


----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           358,742
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             358,742

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         358,742

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                                             [ ]

----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.79%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Hilliard Limited Partnership

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]
----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         WC

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Wisconsin

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           214,285
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             214,285

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         214,285

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.67%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Wallace J. Hilliard Flint Trust

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  State of Wisconsin

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           142,857
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             142,857

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         142,857

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                                             [ ]

----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.11%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         OO

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Dan Hilliard

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]


----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           142,857
 BY EACH REPORTING
      PERSON
       WITH
                    --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             214,285

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             142,857

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             214,285

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         357,142

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.78%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Paul A. Klister

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]


----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           107,142
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             107,142

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         107,142

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.83%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Jefferson R. Cobb

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           107,142
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             107,142

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         107,142

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.83%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN

----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
CUSIP No. 805691102                                              13D
---------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         David A. Twiford IRT

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                        (a)  [ ]
                                                                                                                        (b)  [X]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         PF

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                 [ ]


----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

----------------------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES      7     SOLE VOTING POWER
BENEFICIALLY OWNED           35,714
 BY EACH REPORTING
      PERSON
       WITH
                     --------------------------------------------------------------------------------------------------------------
                       8     SHARED VOTING POWER
                             -0-

                     --------------------------------------------------------------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER
                             35,714

                     --------------------------------------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             -0-

----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         35,714

----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.28%

----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         OO

----------------------------------------------------------------------------------------------------------------------------------

         This Amendment No. 2 further amends and supplements the statement on
Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on November 25, 1998, and amended on March 9, 1999 (as amended, the "Schedule 13D") with respect to shares of Common Stock, par value $0.01 per share ("Spatialight Shares") of Spatialight, Inc., a New York corporation ("Spatialight"). The Schedule 13D was originally filed when certain investors invested in convertible secured notes (the "Notes") of Spatialight that were convertible into Spatialight Shares (the "Original Filing Persons") because the Original Filing Persons could be deemed, with respect to such actions (but not otherwise), to be a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"). Amendment No. 1 was filed because certain of the Original Filing Persons made an additional investment in the Notes and one new investor, the David A. Twiford IRT, invested in the Notes (the "Second Round Investment") (the Original Filing Persons and the David A. Twiford IRT are hereinafter collectively referred to as the "Current Filing Persons"). The Current Filing Persons have disclaimed and continue to disclaim membership in a Section 13(d)(3) group. This Amendment No. 2 is being filed because the Current Filing Persons converted the Notes in full into Spatialight Shares on November 5, 1999. Accordingly, the facts that could have caused them to constitute a Section 13(d)(3) group no longer exist, and, following the conversion of the Notes, they are clearly not a Section 13(d)(3) group. Moreover, following the conversion of the Notes, none of the Current Filing Persons individually owns five percent (5%) or more Spatialight Shares. Except as amended and supplemented herein, the information set forth in the originally filed Schedule 13D, as amended, remains true and correct in all material respects.

Item 3.  Source and Amount of Funds or Other Consideration.

         The conversion price of the Notes was seventy cents ($0.70) per share.

Item 5.  Interest in Securities of the Issuer.

         (a), (b) As of the date of this Amendment No. 2, the beneficial ownership of Spatialight Shares of each of the Current Filing Persons is shown on the table set forth below.

                                                                                         Percentage of
                 Investor                                       Number of Shares*        Outstanding Shares**
                 --------                                       ----------------         ------------------
                 Ronald A. Weyers                               178,571                  1.39%
                 Jeffrey J. Weyers                              178,571                  1.39%
                 Robert J. Weyers                               178,571                  1.39%
                 Matthew A. King                                 53,571                  0.42%
                 Robert O. Rolfe                                142,856                  1.11%
                 John W. Eakin                                   35,714                  0.28%
                 Bryan B. Starr, Sr.                             35,714                  0.28%
                 Bryan B. Starr, Jr.                             35,714                  0.28%
                 Robert E. Woods                                 71,428                  0.56%
                 Marcia K. Tripp                                285,713                  2.23%
                 Lisa Marie Tripp Trust                          71,428                  0.56%
                 Wayne Patrick Tripp Trust                       71,428                  0.56%
                 Steven Francis Tripp                           142,857                  1.11%
                 FBO Jimmy H. Harvey, M.D
                   Birmingham Hematology &
                   Oncology Associates, SLB

                   Flex Prototype P/S Plan
                   DTD 10-17-85                                 178,571                  1.39%
                 Jimmie H. Harvey, M.D                          358,742                  2.79%
                 Hilliard Limited Partnership                   214,285                  1.67%
                 Wallace J. Hilliard Flint Trust                142,857                  1.11%
                 Dan Hilliard                                   357,142                  2.78%
                 Paul A. Klister                                107,142                  0.83%
                 Jefferson R. Cobb                              107,142                  0.83%
                 David A. Twiford IRT                            35,714                  0.28%

* Except for Dan Hilliard, who has sole power to vote and dispose of 142,857 Spatialight Shares and shared power to vote and dispose of 214,285 Spatialight Shares, the Current Filing Persons have sole power to vote and dispose of the Spatialight Shares.

** Based on 12,840,145 shares reported by Spatialight as being outstanding on August 11, 1999.

                  (e) The Current Filing Persons converted the Notes in full into Spatialight Shares on November 5, 1999. Accordingly, the facts that could have caused them to constitute a Section 13(d)(3) group no longer exist, and, following the conversion of the Notes, they are clearly not a
Section 13(d)(3) group. Moreover, following the conversion of the Notes, none of the Current Filing Persons individually owns five percent (5%) or more Spatialight Shares.

Item 7.  Material to be Filed as Exhibits.

         The Powers of Attorney executed by the Original Filing Persons authorizing the execution of the Schedule 13D and all amendments thereto on their behalf by M. Williams Goodwyn, Jr. or James W. Childs, Jr. that were previously filed as Exhibit 1 to the originally filed Schedule 13D are incorporated herein by reference. The Power of Attorney executed by the Twiford IRT authorizing the execution of the Schedule 13D and all amendments thereto on its behalf by M. Williams Goodwyn, Jr. or James W. Childs, Jr. that was previously filed as Exhibit 1 to Amendment No. 1 to the Schedule 13D is incorporated herein by reference.

                                   SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

                                     DATED: November 8, 1999





                           *                                                              *
---------------------------------------------------            --------------------------------------------------
                   Ronald A. Weyers                                           Wayne Patrick Tripp Trust

                           *                                                              *
---------------------------------------------------            --------------------------------------------------
                   Jeffrey J. Weyers                                           Lisa Marie Tripp Trust

                           *                                                              *
---------------------------------------------------            --------------------------------------------------
                   Robert J. Weyers                                             Steven Francis Tripp

                           *                                                              *
---------------------------------------------------            --------------------------------------------------
                    Matthew A. King                                    FBO Jimmie H. Harvey, M.D. Birmingham
                                                                    Hematology & Oncology Associates, SLB Flex
                           *                                              Prototype P/S Plan DTD 10-17-85
---------------------------------------------------
                    Robert O. Rolfe

                           *                                                              *
---------------------------------------------------            --------------------------------------------------
                     John W. Eakin                                             Jimmie H. Harvey, M.D.

                           *                                                              *
---------------------------------------------------            --------------------------------------------------
                  Bryan B. Starr, Sr.                                       Hilliard Limited Partnership

                           *                                                              *
---------------------------------------------------            --------------------------------------------------
                  Bryan B. Starr, Jr.                                      Wallace J. Hilliard Flint Trust

                           *                                                              *
---------------------------------------------------            --------------------------------------------------
                    Robert E. Woods                                                 Paul Klister

                           *                                                              *
---------------------------------------------------            --------------------------------------------------
                    Marcia K. Tripp                                               Jefferson R. Cobb

                           *                                                              *
---------------------------------------------------            --------------------------------------------------
                     Dan Hilliard                                               David A. Twiford IRT

                                                                    *By: /s/ JAMES W. CHILDS, JR.
                                                                         ----------------------------------------
                                                                                   James W. Childs, Jr.
                                                                                    attorney-in-fact
